August 5, 2004, 8:00 AM

INTERPUBLIC REPORTS ON SECOND QUARTER

Summary of Results

Second quarter revenue increased 3.0% to $1.54 billion versus the same period last year. In constant currency, revenue increased 1.3% in the quarter relative to the second quarter of 2003.

o	Compared to the same period last year, organic revenue increased 0.3%, improving sequentially from the prior quarter for the fifth consecutive quarter. This marks the company's first positive organic revenue performance since 2001.

Reported operating margin for the quarter was 3.8%, compared to 3.5% in the second quarter of 2003.

o	Excluding charges related to restructuring activities, long-lived asset impairment and the company's motor sports operations, operating margin was 9.5% in the second quarter, compared to a like margin of 10.5% in 2003.

o	Excluding charges related to restructuring activities, long-lived asset impairment and the company's motor sports operations, operating margin was 7.2% in the first half of 2004, compared to a like margin of 6.7% in 2003.

o	Year-over-year operating margin comparisons were adversely affected by higher professional fees, primarily related to implementation and compliance with Sarbanes-Oxley, as well as the implementation of shared service initiatives. The increase in professional fees in the second quarter negatively impacted operating margin in the quarter by approximately 150 basis points. A reconciliation of operating margin appears in schedules accompanying this release.

Second quarter loss of ($0.03) per common share. Net loss of $5.4 million reflects:

o	A charge of $80 million recorded in the quarter in connection with the company's previously announced agreement to terminate its contract and related guarantees with the Formula One Administration Limited relating to the British Grand Prix. The charge represents $93 million in cash, net of existing reserves/accruals.

o	Provision for income taxes of $33.4 million on pre-tax income of $32.8 million. The company's tax rate in the second quarter was adversely affected by losses in certain international jurisdictions that received little or no tax benefit.

o	Net charges associated with the company's previously announced restructuring program of $2 million. Long-lived asset impairment charges were $3 million.

Interpublic Group 1114 Avenue of the Americas New York, NY 10036 212.704.1200 tel 212.704.1201 fax

The company's financial condition showed continued improvement relative to the same period a year ago.

o	At the end of the second quarter, Interpublic's total debt was $2.2 billion, compared to $2.7 billion a year earlier.

o	Net debt, defined as total debt less cash and cash equivalents, stood at $790 million, down from $2.0 billion at the end of last year's second quarter.

o	The company's debt-to-capital ratio at the end of the second quarter was 46.5%, down from 55.0% at the same point in 2003.

Subsequent to the quarter, Interpublic announced that it had reached agreements with the British Racing Drivers Club giving the company and its affiliates the right to terminate lease obligations at the Silverstone auto racing track and related obligations. These agreements give the company the right to completely exit from motor sports by the end of the year. Charges in the amount of approximately $45 million (pre-tax) related to this transaction will be recognized in the second half of 2004.

"The most promising news this quarter was on the top line. We posted our fifth consecutive sequential improvement in organic revenue and saw a return to organic growth for the first time since 2001. A number of our companies – in advertising, CRM and public relations – posted strong top line domestic results. I'm pleased with our progress in closing the growth gap with the competition.

"While margins were adversely affected by costs associated with Sarbanes-Oxley implementation and compliance and the implementation of our shared services initiatives, these are important and necessary investments in our future. The former will ensure continued improvements in our control environment and financial reliability; the latter will enhance our ability to meet the goal we have set of returning to industry levels of profitability.

"The major initiatives required to effect a turnaround are underway. Management is focused on execution of the remainder of our plan."

David Bell, CEO and President, The Interpublic Group

Interpublic Group 1114 Avenue of the Americas New York, NY 10036 212.704.1200 tel 212.704.1201 fax

Operating Results

	Second Quarter
	2004	2003

Revenue	$ 1,544.1	$1,499.4

Operating Income	58.5	51.9

Net Loss	(5.4)	(13.5)

Per Common Share Data:

EPS Continuing Ops	($0.03)	($0.06)
EPS Discontinued Ops	--	0.02

EPS	($0.03)	($0.04)

Revenue increased 3.0% in the second quarter to $1.54 billion, compared with the year-ago period. This principally reflects the benefit of favorable foreign currency translation and US revenue growth. On a constant currency basis, revenue in the second quarter increased 1.3% compared to the second quarter of 2003.

Organic revenue - defined as revenue in constant currency adjusted for acquisitions and dispositions, as well as the impact of reclassifying certain out-of-pocket expenses -increased 0.3% in the second quarter compared to the same quarter in 2003.

In the United States, reported revenue for the second quarter increased 3.1%, while organic revenue increased 2.3%, compared to the same period in 2003. In markets outside of the United States, reported revenue rose 2.9% in the second quarter. In constant currency, international revenue decreased 0.8% in the quarter and organic revenue decreased 2.1% compared to the second quarter of 2003.

Organic and constant currency revenue are non-GAAP measures, which are defined and reconciled in the schedules that accompany this release.

Interpublic Group 1114 Avenue of the Americas New York, NY 10036 212.704.1200 tel 212.704.1201 fax

Second Quarter Revenue Analysis

	Worldwide	US	Non-US

Reported Growth	3.0%	3.1%	2.9%

Less: Currency Translation	1.7%	--	3.7%

Constant Currency	1.3%	3.1%	(0.8%)

Plus: Net Dispositions	1.4%	1.4%	1.4%

Organic Revenue
Before Reclassifications	2.7%	4.5%	0.6%

Less: Reclassifications (out-of-pocket expenses)	2.4%	2.2%	2.7%

Organic Revenue	0.3%	2.3%	(2.1%)

An analysis of Interpublic's geographic revenue mix and performance will be provided on the company's conference call and is available through the company's web site, www.interpublic.com.

Interpublic Group 1114 Avenue of the Americas New York, NY 10036 212.704.1200 tel 212.704.1201 fax

Operating Expenses

Salary and related expenses increased 1.8% in the second quarter to $893.8 million compared to the second quarter of 2003. Additional contractual compensation recorded as a result of prior acquisition agreements and the impact of currency translation were partially offset by benefits of the company's restructuring efforts. On a constant currency basis, salary and related expenses increased 0.2% . Since the second quarter of 2003, headcount has declined from 44,500 to 43,900.

Office and general expenses increased 9.3% to $506.8 million, driven by increases in out-of- pocket expenses billed to clients, as well as by higher foreign exchange rates. Adjusted for currency, acquisitions and dispositions, and these out-of-pocket expenses, office and general expenses increased by 2.5% relative to the second quarter of 2003. This increase reflects higher professional fees, primarily related to implementation and compliance with Sarbanes-Oxley, as well as implementation of shared services initiatives.

Schedules reconciling adjusted expense calculations accompany this release.

New Business and Notable Wins

Significant wins during the second quarter included Barilla, Dell Computer, a number of Novartis brands, Old Navy, Pfizer's Viagra and Sony PlayStation. Significant assignments retained in the quarter included America Online media and Verizon Wireless. Significant new assignments from existing clients in the quarter came from General Motors and L'Oreal Lancôme. Significant losses in the quarter included HSBC, Circuit City, Pier One and John Deere.

Major new wins thus far in the third quarter include Staples, Cablevision Voom, Unilever's Degree brand in the United States and the retention of SC Johnson media responsibilities.

Collaboration Update

The company continued to make progress in its Organic Growth Initiative (OGI), which was introduced in August of 2003 to promote collaborative, business-building activity. During the quarter, the initiative generated an additional 55 new projects, bringing the total of assignments created through the OGI to just short of 170. Overall, these collaborative projects have involved over 650 Interpublic employees across more than 20 companies and represent an anticipated $100 to $125 million in annualized revenue, of which $60 million has already been realized.

Interpublic Group 1114 Avenue of the Americas New York, NY 10036 212.704.1200 tel 212.704.1201 fax

Restructuring Program and Long-Lived Asset Impairment

In the second quarter, the company recorded restructuring charges of $2.0 million. For the 2003 restructuring plan, the company recorded a pre-tax restructuring charge of $6.6 million in the second quarter, all of which was cash. Additionally, the company determined that certain previously accrued amounts related to the 2001 restructuring program were no longer needed, and reversed $4.6 million in the second quarter. Through the second quarter, the company has incurred $240.2 million of restructuring charges related to the 2003 program and the true-up of the 2001 program.

The company's 2003 restructuring program is essentially complete, however certain actions will be expensed in the third quarter of 2004. Total charges will amount to approximately $300 million, of which approximately $30 million will have been recorded as office and general expenses.

Long-lived asset impairment charges (predominantly non-cash) totaled $3.0 million in the quarter. Of these, $2.0 million related to the impairment of long-lived assets at a business that Interpublic is in negotiations to sell. The remaining charge is made up principally of capital expenditures in the motor sports unit that are impaired as incurred.

Non-Operating and Tax

Interest expense was $38.4 million in the second quarter compared to $46.1 million in the prior year primarily due to reduction in debt balances from a year ago. Interest income of $10.4 million during the period compared to $10.2 million in the second quarter of last year.

Provision for income taxes in the quarter was $33.4 million, compared to $22.4 million in the second quarter of 2003. The company's tax rate was adversely affected by losses incurred in non-US jurisdictions with tax benefits at rates lower than the US statutory rates.

Debt and Liquidity

At June 30, 2004, cash and equivalents totaled $1.4 billion, up from $700 million at the same time in 2003. At the end of the second quarter, Interpublic's total debt was $2.2 billion, compared to $2.7 billion a year earlier. The company's debt-to-capital ratio at the end of the second quarter was 46.5%, down from 55.0% at the same point in 2003. At the end of the second quarter, net debt was $790 million, down from $2.0 billion at the end of last year's second quarter.

Interpublic Group 1114 Avenue of the Americas New York, NY 10036 212.704.1200 tel 212.704.1201 fax

At December 31, 2003, cash and equivalents totaled $2.0 billion, total debt was $2.5 billion and debt-to-capital ratio was 48.7% . At the end of 2003, net debt was $468.6 million. These totals and those reflected in the second quarter of 2004 are not directly comparable due largely to the seasonal nature of media payables in the marketing communications industry. The December 31, 2003 figures include the $244.1 million of Subordinated Convertible Notes due 2004 which were redeemed on January 20, 2004 and the cash effects of the redemption.

Interpublic Group 1114 Avenue of the Americas New York, NY 10036 212.704.1200 tel 212.704.1201 fax

Conference Call

Management will host a conference call today at 8:30AM (Eastern) to discuss second quarter results and recent developments. The program and a discussion outline can be accessed at the financial section of the company's website, www.interpublic.com. An audio archive of the discussion will remain available at the site for 30 days.

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About Interpublic

Interpublic is one of the world's leading organizations of advertising agencies and marketing services companies. Major global brands include Draft, Foote, Cone & Belding Worldwide, GolinHarris International, Initiative, Jack Morton Worldwide, Lowe & Partners Worldwide, McCann-Erickson, Universal McCann and Weber Shandwick Worldwide. Leading domestic brands include Campbell-Ewald, Deutsch and Hill Holliday.

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General Inquiries: Julie Tu (212) 445-8456	Media, Analysts, Investors: Philippe Krakowsky (212) 704-1328	Analysts, Investors: Jerry Leshne (212) 704-1439

Interpublic Group 1114 Avenue of the Americas New York, NY 10036 212.704.1200 tel 212.704.1201 fax

Cautionary Statement

This press release contains forward-looking statements. Interpublic's representatives may also make forward-looking statements orally from time to time. Statements in this document that are not historical facts, including statements about Interpublic's beliefs and expectations, particularly regarding recent business and economic trends, potential termination of lease obligations at the Silverstone race track, the impact of litigation, the SEC investigation, dispositions, impairment charges, and the integration of acquisitions and restructuring costs, constitute forward-looking statements. These statements are based on current plans, estimates and projections, and are subject to change based on a number of factors, including those outlined in this section. Forward-looking statements speak only as of the date they are made, and Interpublic undertakes no obligation to update publicly any of them in light of new information or future events.

Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such risk factors include, but are not limited to, the following:

  risks associated with the effects of global, national and regional economic and political conditions;
  Interpublic's ability to attract new clients and retain existing clients;
  the financial success of Interpublic's clients;
  Interpublic's ability to retain and attract key employees;
  developments from changes in the regulatory and legal environment for advertising and marketing and communications services companies around the world;
  potential adverse effects if Interpublic is required to recognize additional impairment charges or other adverse accounting related developments;
  potential adverse developments in connection with the SEC investigation;
  potential claims relating to termination of the British Grand Prix promoters agreement and Silverstone lease contracts;
  potential downgrades in the credit ratings of Interpublic's securities; and
  the successful completion and integration of acquisitions which complement and expand Interpublic's business capabilities.

Investors should carefully consider these risk factors and the additional risk factors outlined in more detail in Interpublic's Form 10-K, March 2004 Form 10-Q and other SEC filings.

Interpublic Group 1114 Avenue of the Americas New York, NY 10036 212.704.1200 tel 212.704.1201 fax

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES
CONSOLIDATED SUMMARY OF EARNINGS
SECOND QUARTER REPORT2004AND2003 (UNAUDITED)
 (Amounts in Millions except Per Share Data)

	Three Months Ended June 30,
			Fav. (Unfav.)
	2004	2003	% Variance

Revenue
United States	$860.9	$835.4	3.1
International	683.2	664.0	2.9

Total Revenue	1,544.1	1,499.4	3.0

Operating Expenses
Salaries and Related Expenses	893.8	878.4	(1.8)
Office and General Expenses	506.8	463.7	(9.3)
Restructuring Charges	2.0	94.4	97.9
Long-Lived Asset Impairment	3.0	11.0	72.7
Motorsports Contract Termination and Other Costs	80.0	--	--

Total Operating Expenses	1,485.6	1,447.5	(2.6)

Operating Income	58.5	51.9	12.7

Other Income (Expense)
Interest Expense	(38.4)	(46.1)
Interest Income	10.4	10.2
Other Income	2.3	0.3
Investment Impairment	--	(9.8)

Total Other Income (Expense)	(25.7)	(45.4)

Income before Income Taxes	32.8	6.5
Provision for (benefit of) Income Taxes	33.4	22.4
Income Applicable to Minority Interests	(5.6)	(8.4)
Equity in Net Income (Loss) of Unconsolidated Affiliates	0.8	1.3

Loss from Continuing Operations	(5.4)	(23.0)
Income from Discontinued Operations	--	9.5

Net Loss	(5.4)	(13.5)

Dividend on Preferred Stock	5.0	--

Net Loss Applicable to Common Stockholders	(10.4)	(13.5)

Per Share Data of Common Stock:
Basic EPS:
Continuing Operations	$(0.03)	$(0.06)
Discontinued Operations	--	0.02

Total	(0.03)	(0.04)

Diluted EPS:
Continuing Operations	(0.03)	(0.06)
Discontinued Operations	--	0.02

Total	(0.03)	(0.04)

Dividend per share	--	--
Weighted Average Common Shares:
Basic	414.6	384.3
Diluted	414.6	384.3

Interpublic Group 1114 Avenue of the Americas New York, NY 10036 212.704.1200 tel 212.704.1201 fax

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES
CONSOLIDATED SUMMARY OF EARNINGS
SECOND QUARTER REPORT 2004 AND 2003 (UNAUDITED)
 (Amounts in Millions except Per Share Data)

	Six Months Ended June 30,
			Fav. (Unfav.)
	2004	2003	% Variance

Revenue
United States	$1,679.3	$1,622.8	3.5
International	1,259.9	1,192.3	5.7

Total Revenue	2,939.2	2,815.1	4.4

Operating Expenses
Salaries and Related Expenses	1,767.8	1,733.1	(2.0)
Office and General Expenses	970.1	892.8	(8.7)
Restructuring Charges	64.6	94.4	31.6
Long-Lived Asset Impairment	8.6	22.1	61.1
Motorsports Contract Termination and Other Costs	80.0	--	--

Total Operating Expenses	2,891.1	2,742.4	(5.4)

Operating Income	48.1	72.7	(33.8)

Other Income (Expense)
Interest Expense	(77.5)	(84.9)
Interest Income	20.1	18.1
Other Income	3.4	0.1
Investment Impairment	(3.2)	(12.5)

Total Other Income (Expense)	(57.2)	(79.2)

Loss before Income Taxes	(9.1)	(6.5)

Provision for Income Taxes	6.6	16.8
Income Applicable to Minority Interests	(8.0)	(9.0)
Equity in Net Income (Loss) of Unconsolidated Affiliates	1.4	(1.9)

Loss from Continuing Operations	(22.3)	(34.2)

Income from Discontinued Operations	--	12.1

Net Loss	(22.3)	(22.1)

Dividend on Preferred Stock	9.8	--

Net Loss Applicable to Common Stockholders	(32.1)	(22.1)

Per Share Data of Common Stock:
Basic EPS:
Continuing Operations	$(0.08)	$(0.09)
Discontinued Operations	--	0.03

Total	(0.08)	(0.06)

Diluted EPS:
Continuing Operations	(0.08)	(0.09)
Discontinued Operations	--	0.03

Total	(0.08)	(0.06)

Dividend per share	--	--

Weighted Average Common Shares:
Basic	413.9	383.1
Diluted	413.9	383.1

Interpublic Group 1114 Avenue of the Americas New York, NY 10036 212.704.1200 tel 212.704.1201 fax

INTERPUBLIC GROUP OF COMPANIES, INC.
RECONCILIATION OF OPERATING MARGIN
(Dollars in millions)

	2004	2003
	2nd QTR	2nd QTR

Revenue	$1,544.1	$1,499.4

Operating Expenses:
Salaries and related expenses	893.8	878.4
Office and general expenses	506.8	463.7
Restructuring charges	2.0	94.4
Long-lived asset impairment	3.0	11.0
Motorsports charge	80.0	--

Total Operating Expenses	1,485.6	1,447.5

Operating Income - As Reported	$58.5	$51.9
Operating Margin - As Reported	3.8%	3.5%

Add back:
Restructuring charges	$2.0	$94.4
Restructuring program charges in office
& general expenses	2.7	--
Long-lived asset impairment	3.0	11.0
Motorsports contract termination	80.0	--

Total restructuring program charges, long-lived asset
impairment and motorsports contract termination	87.7	105.4

Excluding Addbacks:
Operating Income	$146.2	$157.3
Operating Margin	9.5%	10.5%

In comparing performance for 2004 with 2003, the company has excluded restructuring program charges, long-lived asset impairment and the motorsports contract termination charge because  management believes the resulting comparison better reflects the company's ongoing operations. By excluding them, we can focus our comparison on the trends that have a continuing effect on the  company's operations. The company expects to incur further charges relating to its restructuring  program in 2004, and may incur future long-lived asset impairment charges as well.

Interpublic Group 1114 Avenue of the Americas New York, NY 10036 212.704.1200 tel 212.704.1201 fax

INTERPUBLIC GROUP OF COMPANIES, INC.
RECONCILIATION OF OPERATING MARGIN
(Dollars in millions)

	2004	2003
	JUNE	JUNE
	YTD	YTD

Revenue	$2,939.2	$2,815.1

Operating Expenses:
Salaries and related expenses	1,767.8	1,733.1
Office and general expenses	970.1	892.8
Restructuring charges	64.6	94.4
Long-lived asset impairment	8.6	22.1
Motorsports charge	80.0	--

Total Operating Expenses	2,891.1	2,742.4

Operating Income - As Reported	$48.1	$72.7
Operating Margin - As Reported	1.6%	2.6%

Add back:
Restructuring charges	$64.6	$94.4
Restructuring program charges in office
& general expenses	10.3	--
Long-lived asset impairment	8.6	22.1
Motorsports charge	80.0	--

Total restructuring program charges, long-lived asset
impairment and motorsports contract termination	163.5	116.5

Excluding Addbacks:
Operating Income	$211.6	$189.2
Operating Margin	7.2%	6.7%

In comparing performance for 2004 with 2003, the company has excluded restructuring program  charges, long-lived asset impairment and the motorsports contract termination charge because  management believes the resulting comparison better reflects the company's ongoing operations. By  excluding them, we can focus our comparison on the trends that have a continuing effect on the  company's operations. The company expects to incur further charges relating to its restructuring  program in 2004, and may incur future long-lived asset impairment charges as well.

Interpublic Group 1114 Avenue of the Americas New York, NY 10036 212.704.1200 tel 212.704.1201 fax

CERTAIN NON-GAAP FINANCIAL MEASURES

Organic Revenue. We derive organic revenue by adjusting reported revenue in respect of any given period by:

  excluding the impact of foreign currency effects over the course of the period toprovide revenues on a constant currency basis; and
  excluding the impact on reported revenue resulting from acquisitions and dispositions that were consummated after the FIRST day of the year prior to the given period.

Additionally, organic revenue calculations for the quarter have been adjusted to make 2004 organic revenue principally arising from public relations and sporting event arrangements more directly comparable to organic revenue arising from public relations and sporting event arrangements in periods preceding January 1, 2004. If these adjustments had been made to revenue for prior periods, there would have been neither a material effect on results in prior periods nor any effect whatsoever on operating or net income. These adjustments primarily relate to "grossing up" revenues and expenses by the same amount in connection with the reimbursement of certain out of pocket expenses relating to public relations and sporting event arrangements.

Management believes that discussing organic revenue, giving effect to the above factors, provides a better understanding of the company's revenue performance and trends than reported revenue because it allows for more meaningful comparisons of current-period revenue to that of prior periods. Management also believes that organic revenue determined on a generally comparable basis is a common measure of performance in the businesses in which it operates. For the same reasons, management makes analogous adjustments to office and general expenses which expenses, as adjusted, are a non-GAAP measure.

Constant Currency. When the company discusses amounts on a constant currency basis, the prior period results are adjusted to remove the impact of changes in foreign currency exchange rates during the current period that is being compared to the prior period. The impact of changes in foreign currency exchange rates on prior period results is removed by converting the prior period results into U.S. dollars at the average exchange rate for the current period. Management believes that discussing results on a constant currency basis allows for a more meaningful comparison of current-period results to such prior-period results.

Net Debt. Net debt as of any given date is total debt as reported at that date less total cash and cash equivalents as of that date. Management believes that discussing net debt is useful because it provides a more complete picture of the company's liquidity position.

Interpublic Group 1114 Avenue of the Americas New York, NY 10036 212.704.1200 tel 212.704.1201 fax

THE INTERPUBLIC GROUP OF COMPANIES, INC.
RECONCILIATION OF NON-GAAP MEASURES

SECOND QUARTER 2004 AND 2003
(Amounts in Millions except Percentage Variance)

ORGANIC REVENUE

		Worldwide			US			Non-US
	2Q04	2Q03	Var	2Q04	2Q03	Var	2Q04	2Q03	Var

Reported Revenue	$1,544.1	$ 1,499.4	3.0%	$860.9	$ 835.4	3.1%	$683.2	$ 664.0	2.9%
Effects of Currency Translation		24.7						24.7

Constant Currency	1,544.1	1,524.1	1.3%	860.9	835.4	3.1%	683.2	688.7	(0.8)%
Effects of Acquisitions/ Dispositions	(8.8)	(29.6)		(4.0)	(15.1)		(4.8)	(14.5)
Reclassified Amounts (Out
of Pocket)	(72.8)	(36.2)		(44.6)	(25.9)		(28.2)	(10.3)

Organic Revenue	$1,462.5	$ 1,458.3	0.3%	$812.3	$ 794.4	2.3%	$650.2	$ 663.9	(2.1)%

CHANGE IN SALARIES AND RELATED EXPENSES

	2Q04	2Q03	Var

Reported Salaries and Related Expenses	$893.8	$878.4	1.8%
Effects of Currency Translation		13.8

Constant Currency	893.8	892.2	0.2%

Effects of Acquisitions/Dispositions	(4.4)	(14.2)
Reclassified Amounts	(2.4)

Change in Salaries and Related Expenses from Existing Operations	$887.0	$878.0	1.0%

CHANGE IN OFFICE AND GENERAL EXPENSES

	2Q04	2Q03	Var

Reported Office and General Expenses	$506.8	$463.7	9.3%
Effects of Currency Translation		9.4

Constant Currency	506.8	473.1	7.1%

Effects of Acquisitions/Dispositions	(2.6)	(15.0)
Reclassified Amounts	(71.6)	(36.2)

Change in Office and General Expenses from Existing Operations	$432.6	$421.9	2.5%

Interpublic Group 1114 Avenue of the Americas New York, NY 10036 212.704.1200 tel 212.704.1201 fax

THE INTERPUBLIC GROUP OF COMPANIES, INC.
RECONCILIATION OF NON-GAAP MEASURES

ORGANIC REVENUE

JUNE YEAR TO DATE 2004 AND 2003
(Amounts in Millions except Percentage Variance)

		Worldwide			US			Non-US
	YTDQ04	YTDQ03	Var	YTDQ04	YTDQ03	Var	YTDQ04	YTDQ03	Var

Reported Revenue	$ 2,939.2	$ 2,815.1	4.4%	$ 1,679.3	$ 1,622.8	3.5%	$1,259.9	$ 1,192.3	5.7%
Effects of Currency Translation		91.0						91.0

Constant Currency	2,939.2	2,906.1	1.1%	1,679.3	1,622.8	3.5%	1,259.9	1,283.3	(1.8)%
Effects of Acquisitions/ Dispositions	(11.0)	(49.7)		(4.2)	(22.5)		(6.8)	(27.2)
Reclassified Amounts (Out
of Pocket)	(146.1)	(70.6)		(91.1)	(43.8)		(55.0)	(26.8)

Organic Revenue	$ 2,782.1	$ 2,785.8	(0.1)%	$ 1,584.0	$ 1,556.5	1.8%	$1,198.1	$ 1,229.3	(2.5)%

CHANGE IN SALARIES AND RELATED EXPENSES

	YTDQ04	YTDQ03	Var

Reported Salaries and Related Expenses	$1,767.8	$1,733.1	2.0%
Effects of Currency Translation		58.2

Constant Currency	1,767.8	1,791.3	(1.3)%

Effects of Acquisitions/Dispositions	(5.8)	(27.1)
Reclassified Amounts	(4.7)

Change in Salaries and Related Expenses from Existing Operations	$1,757.3	$1,764.2	(0.4)%

CHANGE IN OFFICE AND GENERAL EXPENSES

	YTDQ04	YTDQ03	Var

Reported Office and General Expenses	$970.1	$892.8	8.7%
Effects of Currency Translation		37.1

Constant Currency	970.1	929.9	4.3%

Effects of Acquisitions/Dispositions	(3.4)	(28.6)
Reclassified Amounts	(141.7)	(70.6)

Change in Office and General Expenses from Existing Operations	$825.0	$830.7	(0.7)%

Interpublic Group 1114 Avenue of the Americas New York, NY 10036 212.704.1200 tel 212.704.1201 fax

     THE INTERPUBLIC GROUP OF COMPANIES, INC. RECONCILIATION OF ORGANIC REVENUE BY REGION

	SECOND QUARTER 2004 AND 2003

		Foreign Exchange	Acquisitions/
	Organic	Impact	Dispositions	Reclassifications	Reported

US	2.3%	0.0%	(1.4)%	2.2%	3.1%
Europe	(6.0)%	5.5%	(1.7)%	3.2%	1.0%
Asia/Other	12.6%	3.6%	(0.6)%	2.0%	17.6%
Latin America	2.9%	(7.7)%	(1.1)%	1.2%	(4.7)%
Canada	(9.9)%	(0.6)%	0.0%	1.1%	(9.4)%

Worldwide	0.3%	1.7%	(1.4)%	2.4%	3.0%

	JUNE YTD 2004 AND 2003

		Foreign Exchange	Acquisitions/
	Organic	Impact	Dispositions	Reclassifications	Reported

US	1.8%	0.0%	(1.2)%	2.9%	3.5%
Europe	(5.9)%	8.9%	(1.8)%	2.5%	3.7%
Asia/Other	7.3%	7.0%	(0.3)%	2.3%	16.3%
Latin America	4.2%	(1.5)%	(3.0)%	0.9%	0.6%
Canada	(5.9)%	4.9%	0.0%	2.5%	1.5%

Worldwide	(0.1)%	3.3%	(1.4)%	2.6%	4.4%

Interpublic Group 1114 Avenue of the Americas New York, NY 10036 212.704.1200 tel 212.704.1201 fax